Exhibit 23.4

Consent of Laura Symmes
I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and the information derived from, the technical reports listed below (the “Technical Reports”).
I also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to my name and the information derived from the Technical Reports, which are included in the Annual Report on Form 10-K.

1.	Amended and Restated Technical Report titled “Preliminary Feasibility Study for the Midas Mine, Elko County, Nevada” dated April 2, 2015, effective August 31, 2014;

2.	Technical Report titled “Technical Report for the Fire Creek Project, Lander County, Nevada” dated March 28, 2016, effective June 30, 2015.

Dated: March 23, 2017

/s/ Laura M. Symmes